Exhibit 10.81

BEAR STEARNS

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

www.bearstearns.com

Michael J. Urfirer

Vice Chairman—Investment Banking

Global Head of Strategic Advisory Banking

Tel 2l2-272-3331

murfirer@bear.com

March 29, 2006

Viisage	Technology, Inc.
296	Concord Road
Third	Floor
Billerica,	MA 01821

Attention:	Mr. Robert V. LaPenta
Chairman

Ladies and Gentlemen:

This letter agreement (together with Annex A and the Indemnification Provisions attached hereto, this “Agreement”) confirms the agreement between Viisage Technology, Inc. (collectively with its affiliates and as more fully set forth in Annex A, the “Company”) and Bear, Stearns & Co. Inc. (“Bear Stearns”) as follows:

1.	The Company hereby engages Bear Stearns to act as the Company’s financial advisor in connection with any Transaction (as hereinafter defined) with or involving Identix Incorporated (the “Acquiree”).

2.	Bear Stearns hereby accepts the engagement and, in that connection, to the extent requested by the Company and appropriate under the circumstances, agrees to assist the Company in the following:

(a)	Review and analysis of the business, financial condition and prospects of the Company and the Acquiree;

(b)	Review and consideration from a financial point of view of the potential combination benefits and other implications of the Transaction;

(c)	Review and consideration from a financial point of view of proposed Transaction structures and terms;

(d)	Development and implementation of a strategy to effectuate the Transaction; and

(e)	Structuring, analysis of financing alternatives for and negotiation of the proposed Transaction.

In addition, to the extent requested by the Company and appropriate under the circumstances, Bear Stearns agrees to be available to meet with the Company’s Board of Directors to discuss the Transaction and its financial implications.

ATLANTA | BEIJING | BOSTON | CHICAGO | DALLAS | DENVER | DUBLIN | HERZLIYA | HONG KONG | LONDON | LOS ANGELES LUGANO | MlLAN | NEW YORK | SAN FRANCISCO | GAN JUAN | SÃO PAULO | SHANGHAI | SINGAPORE | TOKYO

Mr. Robert V. LaPenta

Viisage Technology, Inc.

March 29, 2006

3.	For purposes hereof, the “Transaction” shall mean any transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, the Acquiree or any of the Acquiree’s businesses or assets is transferred to the Company for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout or other extraordinary corporate transaction or business combination involving the Acquiree.

4.	In consideration of our services pursuant to this Agreement, the Company agrees to pay Bear Stearns a fee of $2,500,000 (the “Transaction Fee”) if the Company consummates the Transaction or enters into an agreement pursuant to which the Transaction is subsequently consummated.

The Transaction Fee shall be payable in cash (i) in the case of a tender offer or multiple-step acquisition, upon the acquisition of 50% or more of the voting power of the Acquiree’s outstanding voting securities and (ii) in the case of a merger, asset acquisition or other form of acquisition, at the time of the closing of the Transaction (the “Closing”).

In the event the Transaction involves a transfer of ownership or control of less than 50% of the then outstanding voting securities of the Acquiree, and no significant interest in any of its businesses or assets, the fee payable to Bear Stearns shall be consistent with compensation agreements customarily agreed to by Bear Stearns in similar circumstances.

Should a Transaction be accomplished, in whole or in part, by means of a tender or exchange offer, the Company will retain Bear Stearns as sole dealer manager for such offer and will enter into a dealer manager agreement with Bear Stearns in Bear Stearns’ standard form, including provisions for additional fees at generally accepted customary rates.

5.	The Company will promptly reimburse Bear Stearns, periodically upon request, for all out-of-pocket expenses reasonably incurred by Bear Stearns in connection with Bear Stearns rendering its services under this Agreement with respect to the Transaction, including the reasonable fees and disbursements of legal counsel and of any other consultant or advisor retained by Bear Stearns with the Company’s consent (which shall not be unreasonably withheld or delayed) provided, however, that such expenses, fees and disbursements (excluding those fees and disbursements of legal counsel and of any other consultant or advisor retained by Bear Stearns) (i) are similar in amount and type to those customarily accrued for such transactions and (ii) shall not exceed $20,000 without the Company’s prior approval, which shall not be unreasonably withheld or delayed. The limitations set forth above shall not apply to any obligation of the Company under the Indemnification Provisions below.

Mr. Robert V. LaPenta

Viisage Technology, Inc.

March 29, 2006

6.	Bear Stearns shall have the exclusive right, but not the obligation, to act as the sole bookrunning managing underwriter with respect to the Company’s convertible debt offering contemplated in conjunction with the Transaction with the Acquiree, on terms and conditions (including receipt of internal committee approvals) customary for Bear Stearns for similar transactions, which terms and conditions will be embodied in one or more separate written agreements. The Company agrees to compensate Bear Stearns for its services with respect to such an offering at a rate to be mutually agreed upon that is in accordance with generally accepted market rates for such a transaction, and further agrees that Bear Stearns shall receive no less than 75% of the fees paid in connection with such an offering. Under no circumstances shall the gross spread with respect to such an offering be less than that customarily agreed to in comparable deals.

7.	For a period of two and one half years from the date of this letter, Bear Stearns shall have the exclusive right, but not the obligation, to act (a) in a role no less than a lead managing underwriter, lead initial purchaser or lead placement agent for any financing involving debt and/or equity securities of the Company and in a role no less than an administrative agent, lead arranger, and lender in any syndicated loan financing undertaken on behalf of the Company in connection with the Transaction or otherwise (in each case described in (a) above acting as sole or joint book runner) and (b) as principal counterparty on any foreign exchange or derivative transaction by the Company arising out of or relating to the Transaction, in each case, on terms and conditions (including receipt of internal committee approvals) customary for Bear Stearns for similar transactions, which terms and conditions will be embodied in one or more separate written agreements. In consideration of such services as described in (a) and (b) above the Company agrees to pay Bear Stearns compensation at a rate to be mutually agreed upon that is in accordance with generally accepted market rates for such services, and in any event no less than that paid to any other party engaged by the Company in connection with such transaction. This paragraph 7 relates to any financing that the Company does that is in addition to the convertible debt financing described in paragraph 6 above.

8.	For a period of two and one half years from the date of this letter, Bear Stearns shall have the exclusive right, but not the obligation, to act in a role no less than co-financial advisor to the Company in the event of any significant potential acquisition, divestiture or sale of the Company or other extraordinary corporate transaction (other than the Transaction) involving the Company or any of its assets, securities or businesses, whether by way of purchase or sale of securities or assets, merger, consolidation, reorganization or otherwise, in each case on terms and conditions (including receipt of internal committee approvals) customary for Bear Stearns for similar transactions, which terms and conditions will be embodied in one or more separate written agreements. In consideration of such services, the Company agrees to pay Bear Stearns compensation at a rate to be mutually agreed upon that is (i) in accordance with generally accepted market rates for such a transaction, and (ii) no less than that paid to any other advisor engaged by the Company for such transaction.

Mr. Robert V. LaPenta

Viisage Technology, Inc.

March 29, 2006

9.	With respect to future advisory engagements contemplated under paragraph 8 above, the Company agrees that it will promptly reimburse Bear Stearns, periodically upon request, for all out-of-pocket expenses reasonably incurred by Bear Stearns in connection with Bear Stearns rendering its services for such engagements, including the reasonable fees and disbursements of legal counsel and of any other consultant or advisor retained by Bear Stearns with the Company’s consent (which shall not be unreasonably withheld or delayed), provided, however, that such expenses, fees and disbursements (excluding fees and disbursements of legal counsel and of any other consultant or advisor retained by Bear Stearns) (i) are similar in amount and type to those customarily accrued for such transactions and (ii) shall not exceed $50,000 without the Company’s prior approval, which shall not be unreasonably withheld or delayed. The limitations set forth above shall not apply to any obligation of the Company under the Indemnification Provisions below.

10.	Bear Stearns’ engagement hereunder may be terminated at any time for cause by either Bear Stearns or the Company upon written notice thereof to the other party without liability or continuing obligation on the part of the Company or Bear Stearns. Unless terminated for cause, Bear Stearns will continue to be entitled to the full amount of the Transaction Fee and any other compensation payable pursuant to paragraph 4 above in the event that any of the events specified therein occur prior to the expiration of 24 months after any termination of this Agreement or Bear Stearns’ engagement hereunder, as well as, any compensation payable if any of the events specified in paragraphs 6, 7 and 8 occur. Furthermore, any termination of Bear, Stearns’ engagement hereunder shall not affect the Company’s obligation to pay any expenses incurred as provided for in paragraphs 5 and 9 prior to such termination; and the Indemnification Provisions referred to below and Annex A attached hereto shall survive any termination of this Agreement or Bear Stearns’ engagement hereunder.

11.	The provisions set forth in Annex A and the Indemnification Provisions attached hereto are incorporated herein in their entirety.

12.	EACH OF BEAR STEARNS AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY TRANSACTION).

13.	This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Mr. Robert V. LaPenta

Viisage Technology, Inc.

March 29, 2006

14.	For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which shall be an original instrument and all of which taken together shall constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by facsimile transmission shall constitute valid and sufficient delivery thereof.

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ MICHAEL J. URFIRER
Michael J. Urfirer
Vice Chairman—Investment Banking

ACCEPTED AND AGREED TO:

Viisage Technology, Inc.

By:	/s/ ROBERT V. LAPENTA
Robert V. LaPenta
Chairman

ANNEX A

Additional Provisions

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated March 29, 2006 (as amended from time to time, the “Agreement”) between Viisage Technology, Inc. and Bear, Stearns & Co. Inc.

A.	For purposes of this Agreement, the term “Company” includes (i) any person or entity acting together with the Company and (ii) any entity formed by the Company, any person or entity acting together with the Company or their respective affiliates (within the meaning of the Securities Exchange Act of 1934, as amended), whether or not the Company, any such person or their respective affiliates own a majority of the equity interests therein, in each case in connection with or for the purpose of entering into the Transaction. Following consummation of the Transaction, the term “Company” shall also include the Acquiree.

B.	During the period of Bear Stearns’ engagement hereunder, the Company will furnish or arrange to have furnished to Bear Stearns all information concerning the Company, the Transaction and, to the extent within the Company’s control, the Acquiree that Bear Stearns deems appropriate and will provide Bear Stearns with access to the Company’s officers, directors, employees, affiliates, appraisers, independent accountants, legal counsel and other agents, consultants and advisors (collectively, its “Representatives”). To the extent consistent with legal requirements, all information given to Bear Stearns by the Company will, unless otherwise available, be held by Bear Stearns in confidence and, without the Company’s prior approval, will not be disclosed to anyone other than Bear Stearns’ employees, agents and advisors or used for any purposes other than those contemplated by this Agreement.

C.	The Company recognizes and confirms that, in providing our services pursuant to this Agreement, Bear Stearns will rely upon and assume the accuracy and completeness of all financial and other information furnished by or discussed with the Company, the Acquiree and their respective Representatives, or available from public sources, and Bear Stearns does not assume responsibility for the accuracy or completeness of any such information. It is understood and agreed that (i) Bear Stearns will have no obligation to verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities of the Company, the Acquiree or any other party and (ii) Bear Stearns will assume that any financial projections or forecasts (including cost savings and synergies) that may be furnished by or discussed with the Company or the Acquiree and their respective Representatives have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s or the Acquiree’s management.

D.	All opinions and advice (written or oral) given by Bear Stearns in connection with Bear Stearns’ engagement are intended solely for the benefit and use of the Board of Directors of the Company, and no such opinion or advice shall be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public references to Bear Stearns be made by the Company without the prior written consent of Bear Stearns.

E.	Bear Stearns and its affiliates constitute a full service securities firm, engaging in a wide range of activities, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of its business, Bear Stearns and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products relating to, the Company, the Acquiree and other participants in the Transaction. In addition, at any given time Bear Stearns and/or any of its affiliates may have been and/or be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in matters unrelated to the Transaction.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment

(i)

recommendations and/or publish research reports with respect to the Company, the Acquiree, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns’ investment banking personnel.

F.	The Company acknowledges its awareness that (i) the spouse of one of the senior Bear Stearns investment bankers involved in this engagement is a principal of L-1 Investment Partners (“L-1”), a significant shareholder of the Company and of which Robert V. LaPenta, the Company’s Chairman and Chief Executive Officer, is also a principal, and (ii) certain employees of Bear Stearns (directly or, in the case referred to in (i) above, through a spouse) have substantial personal investments in L-1 and so, indirectly, in the Company. The Company hereby waives any claims it may have against Bear Stearns for any actual or potential conflicts of interest that may arise in regard to the relationships described in (i) and (ii) above in the context of Bear Stearns’ engagement hereunder, affirms that these relationships have no bearing on its decision to engage Bear Stearns and enter into this Agreement and agrees that these relationships do not affect the enforceability of any term or condition of this Agreement.

G.	Bear Stearns may, at its option and expense, include the Company’s name and logo and a description of Bear Stearns’ role in connection with the Transaction in such newspapers, periodicals, annual reports and other marketing materials as it may choose.

H.	To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business as a condition to doing such business. Accordingly, the Company will provide Bear Stearns, upon request, certain identifying information, including a government-issued identification number, (e.g., a U.S. taxpayer identification number) and certain other information or documents necessary to verify the Company’s identity, such as a certified charter or certificate of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

I.	The Company represents, to the best of its knowledge, that none of (i) the Company, (ii) any person controlling or controlled by the Company, (iii) any person having a beneficial ownership interest in the Company and (iv) any person for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, (y) a person or entity prohibited under the programs administered by OFAC (“OFAC Programs”), or (z) a country, territory, individual or entity named on another international sanctions list. The Company further represents that, to the best of its knowledge, none of the proceeds of this Transaction shall be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

J.	Notwithstanding any agreement or representation, written or oral, by either the Company or Bear Stearns in connection with the Transaction, the Company and its Representatives shall have no obligation to Bear Stearns to maintain the confidentiality of the tax treatment and tax structure of the Transaction, or any materials of any kind (including opinions or other analyses) that are provided to the Company relating to such tax treatment and tax structure. As required by U.S. Treasury Regulations, we hereby inform you that (i) any discussion of federal tax issues contained or referred to in any materials prepared by Bear Stearns in connection with our engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein. Bear Stearns does not provide tax, legal or accounting advice. The Company will consult its own tax, legal and accounting advisors in connection with any Transaction.

K.

The Company irrevocably (a) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan and the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to

(ii)

commence any Proceeding other than in such courts and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

L.	It is understood and agreed that Bear Stearns will act under this Agreement as an independent contractor with obligations solely to the Company and is not being retained hereunder to advise the Company as to the underlying business decision to consummate any Transaction or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of our services shall be deemed to create a fiduciary or agency relationship between Bear Stearns and the Company or its stockholders, employees or creditors, in connection with the Transaction or otherwise.

Other than as set forth in the Indemnification Provisions, nothing in this Agreement is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or related hereto. The Company agrees that Bear Stearns shall not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company, or to any person claiming through the Company, in connection with the engagement of Bear Stearns pursuant to this Agreement and the matters contemplated hereby, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns. The Company further agrees that Bear Stearns shall have no responsibility for any act or omission by any of the Company’s Representatives.

M.	This Agreement embodies the entire agreement and understanding of the Company and Bear Stearns with respect to the subject matter hereof. The provisions of this Agreement may not be modified, amended or supplemented except in writing executed by the Company and Bear Stearns.

(iii)

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the letter agreement dated March 29, 2006 (as amended from time to time, the “Agreement”) between Viisage Technology, Inc. and Bear, Stearns & Co. Inc.

The Company agrees to indemnify and hold harmless Bear Stearns, to the fullest extent permitted by law, from and against, any and all losses, claims, damages, obligations, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse Bear Stearns for any and all fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not Bear Stearns is a party (collectively, “Actions”) (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), arising out of or in connection with advice or services rendered or to be rendered by Bear Stearns pursuant to the Agreement, the transactions contemplated thereby or Bear Stearns’ actions or inactions in connection with any such advice, services or transactions; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Bear Stearns.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have and shall extend to the following: The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any Action is commenced as to which Bear Stearns proposes to demand indemnification hereunder, it shall notify the Company with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Company shall not relieve the Company from its obligations hereunder. Bear Stearns shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Bear Stearns made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Bear Stearns, settle or compromise any claim, or permit a default or consent to the entry of any judgment, in any Action in respect of which indemnification may be sought hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Bear Stearns, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Bear Stearns, on the other hand, and also the relative fault of the Company, on the one hand, and Bear Stearns, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and Bear Stearns of any contemplated Transaction (whether or not consummated) shall be deemed to be in the same proportion as the total value paid or issued or contemplated to be paid or issued to or by the Company or its shareholders in connection with such Transaction bears to the fees paid or payable to Bear Stearns under the Agreement. Notwithstanding the foregoing, Bear Stearns shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by Bear Stearns pursuant to the Agreement.

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